                                                Filed pursuant to Rule 424(b)(1)
                                                   Registration No. 33-59949-04

                                GENENTECH, INC.

                 2,946,463 SHARES CALLABLE PUTABLE COMMON STOCK

                            ------------------------

     This Prospectus covers 2,946,463 shares of Callable Putable Common Stock, par value $.02 per share ("Special Common Stock") of Genentech, Inc. (including any shares of Common Stock of Genentech, Inc. ("Common Stock") issued upon conversion of such shares) issuable upon exercise of stock options under Genentech, Inc.'s 1984 Incentive Stock Option Plan and Genentech, Inc.'s 1984 Non-Qualified Stock Option Plan (as amended, collectively, the "Option Plans").

                            ------------------------

     The Callable Putable Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol GNE. On October 24, 1995 the closing sales price for the Common Stock (which was converted into Special Common Stock on October 25, 1995) on the NYSE was $48.875.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
      ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
        A CRIMINAL OFFENSE.

===============================================================================================
                                                             UNDERWRITING
                                            PRICE TO        DISCOUNTS AND       PROCEEDS TO
                                           PUBLIC(1)         COMMISSIONS          COMPANY
-----------------------------------------------------------------------------------------------
Per Share.............................      $48.875              (2)                (3)
-----------------------------------------------------------------------------------------------
Total.................................  $144,008,379.10          (2)                (3)
===============================================================================================

(1) Based upon the closing price of the Common Stock on October 24, 1995. The actual price to be paid upon exercise of options will be determined on the date the options are granted.

(2) Sales will be made upon the exercise of options without the use of underwriters or dealers and no compensation will be paid to any such person in connection with the sale of shares upon exercise of options. See "Plan of Distribution".

(3) Before deducting offering expenses estimated at $7,500 payable by the Company.

                            ------------------------

                The date of this Prospectus is November 8, 1995

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
INTRODUCTORY STATEMENT................................................................    1
AVAILABLE INFORMATION.................................................................    1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................    1
THE COMPANY...........................................................................    2
USE OF PROCEEDS.......................................................................    2
OVERVIEW..............................................................................    2
DESCRIPTION OF THE PLANS..............................................................    3
  General.............................................................................    3
  Purpose.............................................................................    3
  Administration......................................................................    3
  Duration, Amendment and Termination.................................................    4
  Eligibility; Limitations on Participation...........................................    4
  Stock Subject to the Plans..........................................................    5
  Adjustment Provisions...............................................................    5
  Description of Terms of Options.....................................................    6
  Extension of Vesting and Exercisability.............................................    7
  Restrictions on Transfer............................................................    7
  Treatment of Options Upon Certain Redemption Events Relating to Special Common
     Stock............................................................................    8
  Federal Income Tax Consequences of Options Under the Plans..........................    8
  Information About Genentech.........................................................   11
PLAN OF DISTRIBUTION..................................................................   11
DESCRIPTION OF THE SPECIAL COMMON STOCK...............................................   12
LEGAL MATTERS.........................................................................   18
EXPERTS...............................................................................   18
MATERIAL CHANGES......................................................................   18
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
  FOR SECURITIES ACT LIABILITIES......................................................   18

                             INTRODUCTORY STATEMENT

     Genentech, Inc. ("Genentech", or the "Company" or the "Registrant") hereby amends its Registration Statement on Form S-4 (No. 33-59949) (the "Form S-4"), by filing this Post-Effective Amendment No. 4 on Form S-3 ("Amendment No. 4") relating to the issuance of options and the subsequent issuance of up to 2,946,463 shares of Callable Putable Common Stock, par value $.02 per share ("Special Common Stock") in connection with the Company's 1984 Incentive Stock Option Plan (as amended, the "ISO Plan") and the Company's 1984 Non-Qualified Stock Option Plan (as amended, the "Non-Qualified Plan" and together with the ISO Plan, the "Option Plans" or the "Plans"). This Amendment No. 4 also relates to the sale of a like number of shares of the Company's Common Stock, par value $.02 per share ("Common Stock"), into which the Special Common Stock issuable in connection with the Option Plans is subject to conversion in accordance with the Company's Certificate of Incorporation. All of such shares were previously registered under the Form S-4.

     On October 25, 1995, HLR (U.S.) II, Inc., a Delaware corporation and a wholly owned subsidiary of Roche Holdings, Inc., a Delaware corporation ("Roche"), was merged into the Company (the "Merger"). As a result of the Merger, each outstanding share of Common Stock (other than shares held by Roche and its affiliates) was converted into one share of Special Common Stock. As a result of the Merger, shares of Common Stock will no longer be issued pursuant to the Option Plans. Instead, participants in the Plan will receive, in lieu of each share of Common Stock which would have been acquired under the Plan, one share of Special Common Stock.

     The designation of Amendment No. 4 as Registration No. 33-59949-04 denotes that Amendment No. 4 relates only to the shares of Special Common Stock (or, upon conversion thereof, Common Stock) issuable pursuant to the Option Plans and that this is the fourth Post-Effective Amendment to the Form S-4 filed with respect to such shares.

                             AVAILABLE INFORMATION

     Genentech is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available for copying and inspection at the Regional Offices of the Commission at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Special Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange and such reports, proxy statements and other information concerning Genentech should be available for inspection and copying at their respective offices at 20 Broad Street, New York, New York 10005 and 301 Pine Street, San Francisco, California 94104.

     The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Special Common Stock offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement, including the exhibits filed therewith or incorporated by reference therein.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1994 and Amendment No. 1 thereto filed on September 18, 1995.

          (b) All reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in clause (a) above.

          (c) The Company's Proxy Statement dated March 17, 1995.

          (d) The description of the Special Common Stock filed pursuant to the Exchange Act and any amendment or report filed to update such description.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in the Registration Statement filed with the Commission under the Securities Act with respect to the Special Common Stock offered by this Prospectus, other than certain exhibits to such documents. Such requests should be directed to the Corporate Secretary, Genentech, Inc., 460 Point San Bruno Boulevard, South San Francisco, California 94080, telephone (415) 225-1000.

                                  THE COMPANY

     Genentech, Inc. is an international biotechnology Company that discovers, develops, manufactures and markets human pharmaceuticals for significant medical needs. Genentech was incorporated in 1976 as a California corporation but changed its state of incorporation in 1987 to Delaware. Genentech's executive offices are located at 460 Point San Bruno Boulevard, South San Francisco, California 94080, telephone (415) 225-1000.

                                USE OF PROCEEDS

     There can be no assurance that any options granted under the Option Plans will be exercised. However, assuming all options to be granted under the Option Plans are granted and exercised for cash and that the exercise price of such options is equal to the closing price of the Company's Common Stock on October 24, 1995, the net proceeds to be received by the Company from the sale of the Special Common Stock offered hereby are estimated to be $144 million. Such proceeds will be used for general corporate purposes including additions to working capital and capital expenditures. A portion of the net proceeds may also be used for the acquisition of technology or products, although no material acquisitions are currently being negotiated. Pending such uses, the Company may invest such proceeds in readily marketable, interest-bearing securities.

                                    OVERVIEW

     This Prospectus covers a pool of shares of Special Common Stock offered for sale pursuant to options granted under the ISO Plan and the Plans. Shares may be issued under either Plan as determined by the Company's Board of Directors. The terms and conditions of the offer and sale of the Special Common Stock, including the prices of the shares, are governed by the provisions of the respective Plans and the agreements thereunder between the Company and the optionees.

     The Company's principal executive office is located at 460 Point San Bruno Boulevard, South San Francisco, California 94080 and its telephone number at that location is (415) 225-1000.

     The Company delivers a copy of the relevant Plan to each employee at the time he or she is granted an option under such Plan. The following descriptions of the essential features of the Plans are qualified in their entirety by reference to the full text of such Plans.

                            DESCRIPTION OF THE PLANS

GENERAL

     The Plans were originally adopted by the Board of Directors of Genentech (the "Board" or the "Genentech Board") in February 1984 and approved by the shareholders in April 1984. Options granted under the ISO Plan are intended to be "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), while options granted under the Non-Qualified Plan are not intended to be treated as incentive stock options under the Code. See "Federal Income Tax Consequences of Options Under the Plans" below for information concerning the tax treatment of stock options.

     Neither the ISO Plan nor the Non-Qualified Plan is a qualified deferred compensation plan under Section 401(a) of the Code. The Company is not aware of any provisions of the Employment Retirement Income Security Act of 1974 ("ERISA") to which either of the Plans is subject.

     The Company will seek from appropriate regulatory agencies all authority necessary to issue and sell stock upon the exercise of options granted pursuant to the Plans. If the Company is unable to obtain authority which counsel for the Company deems necessary for the lawful issuance of stock under the Plans, the Company is relieved of liability for failure to issue such stock unless and until such authority is obtained.

     The Company is subject to, and intends to comply with, the requirements of Regulation G promulgated by the Board of Governors of the Federal Reserve System, which governs the extension of credit by the Company to its employees for the purpose of purchasing the Company's stock.

PURPOSE

     The Plans were adopted to provide a means by which eligible employees, directors, and consultants of the Company and its parents and subsidiaries (as those terms are defined in the Code) could be given an opportunity to purchase common stock of the Company, to assist the Company in retaining the services of persons holding key positions with the Company, to secure and retain the services of persons capable of filling key positions with the Company, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

ADMINISTRATION

     The Plans are administered by the Board and the Compensation Committee of the Board. In general, each director holds office until the next annual meeting of shareholders and until his successor has been elected or until his death, resignation or removal. Members of the Board of Directors may be removed from office by appropriate action of the shareholders or, under certain circumstances and for cause, by the Board or a court. Each member of the Board may be contacted in care of the Company at 460 Point San Bruno Boulevard, South San Francisco, California 94080.

     The Plans authorize the Board to delegate administration of the Plans to a committee composed of not less than three members of the Board. If such is then required in order for transactions under the Plans to qualify for exemption under Rule 16b-3 promulgated under the Exchange Act, ("Rule 16b-3"), each of the members of such committee must be a "disinterested person". Subject to certain limited exceptions, a person is disinterested for purposes of the Plans if he is not at the time and has not for one year prior to that time been eligible under any plan of the Company or its affiliates to acquire stock, stock options or stock appreciation rights of the Company or any of its affiliates. The powers of any committee to which administration of the

Plans is delegated are subject to such resolutions as the Board may adopt from time to time and such action as the Board may take in the exercise of its final power to determine questions of policy and expediency which arise in connection with the Plans. The Board of Directors may, at any time, abolish such committee and revest in the Board the administration of the Plans. As used hereafter in this Prospectus, the "Board" refers to any committee to which the Board of Directors has delegated its authority with respect to the Plans, as well as to the Board of Directors itself.

     Within the limits imposed by the Plans, the Board has the power to determine the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the type of consideration, and other terms of the options. Subject to such limits, the Board also has the power to construe and interpret the Plans and to establish, amend and revoke rules and regulations for their administration and to correct defects, omissions or inconsistencies therein.

     The Non-Qualified Plan will be administered by the Compensation Committee. Determinations of the Committee on all matters relating to the Non-Qualified Plan and any discretionary option grants or stock issuances made under the Non-Qualified Plan will be final, binding and conclusive, and the Board may not continue to determine questions arising in these areas which have been delegated to the Committee.

DURATION, AMENDMENT AND TERMINATION

     The Board may suspend or terminate the Plans at any time. Unless sooner terminated, the Plans will terminate on February 28, 1994.

     The Board may amend the Plans at any time or from time to time. However, if an amendment would (i) increase the number of shares reserved for options under the Plans (except for certain adjustments upon a change in the Company's capitalization); (ii) materially modify the requirements relating to eligibility for participation in the Plans; or (iii) materially increase the benefits accruing to participants under the Plans, then such amendment must be approved by the holders of a majority of the outstanding shares of the Company entitled to vote within twelve months before or after the adoption of the amendment by the Board. The Board may amend the ISO Plan in any respect the Board deems necessary or advisable to provide persons granted options under the ISO Plan with maximum benefits under the Code and/or to bring the ISO Plan or the options to be granted thereunder into compliance with the Code.

     The rights and obligations under any option granted under either of the Plans may not be altered or impaired by the subsequent suspension, termination, or amendment of such Plan, except with the consent of the person to whom the option was granted.

ELIGIBILITY; LIMITATIONS ON PARTICIPATION

     Options may be granted under the ISO Plan only to key employees of the Company or any parent or subsidiary of the Company (as those terms are defined in the Code). Officers who are key employees are also eligible under the ISO Plan. Options may be granted under the Non-Qualified Plan to key employees, officers and directors of, and consultants to, the Company or any parent or subsidiary of the Company. The determination as to which persons shall receive options under the Plans and the number of shares to be covered by options granted to each is made by the Board. The Plans do not provide a fixed formula for granting options to any person.

     A director is not eligible to be granted options under the ISO Plan unless he is also a key employee of the Company or a parent or subsidiary of the Company. Furthermore, a director is not eligible to be granted options under either of the Plans unless the Board expressly declares him eligible to participate and, if such is then required by Rule 16b-3, only if, at any time discretion is exercised by the Board in granting an option to such director, a majority of the Board and a majority of the directors acting in such matter are disinterested persons as defined in the Plans.

     Subject to other limitations contained in the ISO Plan and to the provisions therein relating to adjustments upon changes in stock, no more than 400,000 shares of Special Common Stock may be subject to options granted under the ISO Plan to all persons who are directors of the Company at the time such options are granted, and no single director of the Company may be granted options under the ISO Plan to purchase more than 200,000 shares. Subject to other limitations contained in the Non-Qualified Plan and to the provisions therein relating to adjustments upon changes in stock, no more than 1,200,000 shares of Special Common Stock may be subject to options granted under the Non-Qualified Plan to all persons who are directors of the Company at the time such options are granted, no single director who is not an employee of the Company or a parent or a subsidiary of the Company may be granted options under the Non-Qualified Plan to purchase more than 40,000 shares, and no single director who is an employee of the Company or a parent or subsidiary of the Company may be granted options under the Non-Qualified Plan to purchase more than 600,000 shares. Furthermore, under either Plan, options may be granted to directors only during the first month of each calendar quarter, and directors may only exercise options during the ten business days beginning on the third business day after a quarterly or annual summary statement of the Company's revenues and earnings is made generally available to the public.

     An option may be granted under the ISO Plan only if such option, and any other options previously granted under the ISO Plan to such person during the calendar year in which such option is proposed to be granted, are for the purchase of shares of stock of the Company having an aggregate fair market value (determined as of the times the respective options are granted) not in excess of $100,000 plus any unused limit carryover (as defined in the Code) applicable to that calendar year. The ISO Plan provides that, should it be determined that any option granted under the ISO Plan exceeds such maximum, the option will be considered not to qualify for treatment as an incentive stock option to the extent of such excess. However, recently proposed regulations provide that if an option intended to be an incentive stock option exceeds such maximum, no portion of such option shall be an incentive stock option unless the maximum was exceeded as a result of the failure of a good faith attempt to value accurately the stock subject to the option. (See "Federal Income Tax Consequences of Options under the Plans -- Incentive Stock Options" below).

STOCK SUBJECT TO THE PLANS

     Fifteen million, ninety four thousand, three hundred and ninety seven (15,094,397) shares of Special Common Stock of the Company are authorized for issuance under the Plans. These shares may be shares of any series of common stock authorized by the Company's charter documents, including the Special Common Stock and any other series that may in the future be authorized. The Company currently does not contemplate issuing options covering any shares of stock other than Special Common Stock. The shares subject to the Plans may be unissued shares or reacquired shares, bought on the market or otherwise.

     If options granted under a Plan expire, lapse, or otherwise terminate without being exercised, the shares not purchased under such options again become available for issuance under such Plan.

ADJUSTMENT PROVISIONS

     If there is any change in the common stock subject to the Plans or subject to any option granted under the Plans (through merger, recapitalization, stock dividend or split, or similar corporate event or otherwise), the Board shall make appropriate adjustments in the maximum number of shares subject to the Plans and the number of shares and price per share of stock subject to outstanding options. For example, in connection with the Merger, the Board adjusted the Plans to provide that only Special Common Stock would be issued upon exercise of options granted under the Plans.

     In the event of (i) a dissolution or liquidation of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation,
(iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, or (iv) any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, then to the extent permitted by applicable law, any surviving corporation will be required to assume, substitute similar options for, or permit the exercise prior to such event of, any options then outstanding under the Plans. However, any options which are exercisable and are not exercised prior to such event may be terminated upon such event.

DESCRIPTION OF TERMS OF OPTIONS

     The following is a description of the terms of options permitted by the Plans. Individual option grants in any given case may be more restrictive as to any or all of the terms of options permitted by the Plans as described below.

     Option Term. Options granted under the Non-Qualified Plan may have a term of up to and including 20 years. Options granted under the ISO Plan may have a maximum term of ten years, except that under the ISO Plan the maximum term of any option granted to a person who owns more than 10% of the total combined voting power of the Company is five years.

     In addition, options under the Plans terminate three months after the optionee ceases to be employed by the Company or any parent or subsidiary of the Company, unless (i) the termination of employment is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time within one year of such termination; (ii) the optionee dies while employed by the Company or any parent or subsidiary of the Company, or within three months after termination of such employment, in which case the option may, but need not, provide that it may be exercised within eighteen months of the optionee's death (to the extent the option was exercisable at the time of the optionee's death) by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifies that it shall terminate sooner than or may be exercised more than three months after termination of the optionee's employment with the Company or any parent or subsidiary of the Company. Options may be exercised following termination of employment only as to that number of shares as to which the option was exercisable on the date of termination of employment.

     See also "Adjustment Provisions" above.

     Option Exercise Price and Payment Terms. The exercise price for any option granted under the ISO Plan may not be less than the fair market value of the stock subject to the option on the date of grant, and in the case of an option granted to a person who owns more than 10% of the total combined voting power of the Company, may not be less than 110% of the fair market value on the date of grant. The exercise price for any option granted under the Non-Qualified Plan may not be less than 85% of the fair market value of the stock subject to the option on the date of grant.

     The exercise price of options granted under the Plans must be paid to the Company either (i) in cash at the time the option is exercised or (ii) at the discretion of the Board (A) by delivery to the Company of other common stock of the Company, (B) pursuant to a deferred payment or other arrangement, or (C) in any other form of legal consideration that may be acceptable to the Board. Individual option agreements will typically provide that shares purchased pursuant to a deferred payment arrangement must be pledged as security to the Company under a Security Agreement executed by the employee. Pledged shares are released from pledge according to a formula specified in the Security Agreement as the purchase price of the shares is paid and, if the shares are purchased prior to vesting, as the shares vest. Promissory notes executed by employees who choose to defer payment will typically provide for acceleration of unpaid principal and interest in the event the employee ceases to be employed by the Company for any reason other than death or in the event of a default in timely payment of principal or interest due under such notes. Upon default under any such note, the Company may enforce its security interest in any pledged shares or otherwise attempt to collect the note from the optionee or the optionee's other assets.

     Option Exercise. The Plans do not require a minimum holding period before options may be exercised. However, individual option agreements may provide that options will vest, that is, become unconditionally exercisable, in periodic installments or in their entirety at a specified time or times during the optionee's employment.

     The Plans permit the Board or the Compensation Committee to accelerate the time during which an option vests or may be exercised. In addition, options granted under the Plans may permit the optionee to elect during his or her employment with the Company or any parent or subsidiary of the Company to purchase shares on exercise of the option prior to the stated vesting date for those shares. Any shares so purchased will be subject to a repurchase agreement giving the Company the right to repurchase the shares upon termination of the optionee's employment at a purchase price equal to the price paid by the optionee for the shares. The Company's repurchase right will terminate on a schedule identical to the vesting schedule of the option.

     If the total number of shares subject to an option is allotted in periodic installments, then during each of the installment periods (subject to any other limitations contained in the option), the option may be exercised with respect to the shares allotted to such period or a prior period as to which the option was not fully exercised, or both. During the remainder of the term of the option (if its term extends beyond the end of the installment periods) the option may be exercised with respect to any shares remaining subject to the option.

     The Plans do not set forth any minimum number of shares with respect to which an option may be exercised. However, it is expected that individual option agreements will provide that an option may be exercised only with respect to a specified minimum number of shares and only a specified number of times during any year.

     No option granted under the ISO Plan may be exercised by an optionee while there is outstanding (as defined in the Code) any other incentive stock option to purchase stock of the Company, of any corporation that (at the time of the granting of such option) is a parent or subsidiary of the Company, or of any predecessor corporation of any of such corporations, which was granted to such optionee prior to the grant of the option proposed to be exercised.

EXTENSION OF VESTING AND EXERCISABILITY

     In the event an Optionee ceases to continue in Service as a result of death or permanent disability, the Committee has the discretion to specify, either at the time the option is granted or at the time the Optionee ceases Service, that the vesting of such option may be accelerated or extended from the date of cessation of Service and that the period of exercisability can be increased to up to the full remaining term of the option.

RESTRICTIONS ON TRANSFER

     Except for options granted to Section 16(b) insiders, an option granted under the Non-Qualified Plan may be exercisable only by the Optionee or, in the event an Optionee is permanently disabled, by his or her spouse or designee. An option granted under the Non-Qualified Plan to a Section 16(b) insider will, during the lifetime of such Optionee, be exercisable only by that Optionee. Options granted under either of the Plans may not be transferred by the Optionee otherwise than by will or by the laws of descent and distribution.

     The repurchase agreements governing shares of stock purchased prior to vesting will prohibit the transfer of shares that are subject to the Company's repurchase right. In addition, these agreements will require that the certificates for the unvested shares be held in escrow by the Company's Secretary pursuant to Joint Escrow Instructions in order to ensure that the Company will be able to exercise its repurchase right in the event that the optionee's employment with the Company terminates prior to vesting of the shares.

     Similarly, shares held in pledge by the Company pursuant to deferred payment arrangements generally may not be transferred while they are subject to the pledge, and the certificates for such shares will be held by the Company as pledgee.

     Participants who, at the time they desire to sell stock acquired under either of the Plans, are officers, directors, or "affiliates" of the Company (as that term is defined under the Securities Act), may do so only pursuant to Rule 144 promulgated under the Securities Act, unless there exists a separate effective registration statement under the Securities Act covering their resale of such stock or unless an exemption from registration for such resale is available. Resales or reoffers may not be made pursuant to this Prospectus.

     Officers and directors of the Company are subject to the provisions of
Section 16 of the Exchange Act with respect to purchases and sales of the Company's equity securities and related reporting obligations. Under Section 16(b) of the Exchange Act any officer or director of the Company who makes any purchase or sale, or sale and purchase (including any purchase upon exercise of an option) of shares within any 6-month period will be obligated to pay to the Company any profit resulting from such transactions.

     Officers, directors, and affiliates of the Company are advised to consult counsel prior to effecting transactions in the Company's securities.

TREATMENT OF OPTIONS UPON CERTAIN REDEMPTION EVENTS RELATING TO SPECIAL COMMON STOCK

     In the event that Roche causes the Special Common Stock to be redeemed in accordance with Article THIRD, Section (c)(ii) of the Company's Certificate of Incorporation, any options granted under the Plan that are exercisable for Special Common Stock and that are outstanding on the date of redemption (whether or not such options are exercisable on such date) will become exercisable for consideration of the same type and amount as the holders thereof would have received had they exercised such options prior to such date of redemption.

     In the event that the shares of Special Common Stock are converted into shares of Common Stock, par value $0.02 per share, of the Company ("Common Stock"), each option granted under the Plan which is outstanding on the Conversion Date (as such term is defined in Article THIRD of the Company's Certificate of Incorporation) may automatically be canceled, and the holder thereof may receive, in exchange therefor, a substitute option to purchase, at a per share exercise price equal to the per share exercise price of such canceled option, the number of shares of Common Stock equal to the number of shares of Special Common Stock subject to such canceled option. Such substitute option will be subject to the same terms and conditions as the option for which it is exchanged, including with respect to vesting (such that such substitute option vests at the same time as the option for which it is exchanged would have vested) and the conditions relating to the exercise of the option. From and after the Conversion Date, all references in the Plan to "shares", "stock", or the "Company's Common Stock" will be deemed to be references to shares of Common Stock.

     The Plans permit the Board or the Compensation Committee to accelerate the time during which an option vests or may be exercised. Under the Amended and Restated Governance Agreement entered into by the Company and Roche on October 25, 1995, Roche and the Company have agreed to make appropriate provisions to assure that any options outstanding on the date Roche causes redemption of the Special Common Stock or the final day of the Put Period (as defined below) (whether or not vested on such date) become exercisable for the same consideration that the option holder would have received had he or she exercised such options prior to such dates. The Compensation Committee will either (i) accelerate the vesting schedule of all options prior to the earlier of (x) the date Roche causes redemption of the Special Common Stock or (y) the final day of the Put Period or (ii) take such other appropriate action as may be necessary to effect the result described in the preceding sentence.

FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS UNDER THE PLANS

     Options under the ISO Plan are intended to be eligible for the federal income tax treatment accorded incentive stock options under the Code. Options under the Non-Qualified Plan are subject to federal income tax treatment pursuant to rules governing options that are not incentive stock options.

     INCENTIVE STOCK OPTIONS. Favorable tax treatment is provided for stock options that qualify as "incentive stock options" under the Code. The following discussion of the federal income tax consequences associated with incentive stock options is based on the Code itself and on final, temporary and proposed Treasury Regulations.

          Grant. There are generally no federal income tax consequences to the optionee by reason of the grant of an incentive stock option.

          Exercise. Upon exercise of an incentive stock option, the optionee does not recognize taxable income for regular federal income tax purposes. However, the amount by which the fair market value of the stock acquired at the time of exercise exceeds the option exercise price will be included in income for purposes of the alternative minimum tax. Each optionee should consult a tax adviser if it is believed that the alternative minimum tax may be imposed.

          Disposition. The federal income tax consequences of disposing of stock acquired through the exercise of an incentive stock option depend on the timing of the disposition in relation to the dates on which the option was granted and on which the stock was transferred to the optionee upon exercise of the option (generally, the exercise date). A disposition generally includes any transfer of legal title (including a gift) but does not include a transfer into joint ownership with right of survivorship if the optionee remains one of the joint owners, a pledge or a transfer by bequest or inheritance, or any exchange qualifying under provisions of the Code regarding tax-free exchanges of stock. However, if an optionee exchanges stock acquired through the exercise of an incentive stock option as payment of the exercise price of an incentive stock option, then such exchange will be treated as a disposition of such stock, and will be a disqualifying disposition, unless the applicable holding periods of such stock were met (see "Disqualifying Disposition" below).

          Qualifying Disposition. If an optionee holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the optionee upon exercise of the option, under current law any gain or loss on a disposition of such stock will be taxed to the optionee as a long-term capital gain or loss equal to the difference between the consideration received upon such disposition and the optionee's basis in such stock (generally the option exercise price).

          Disqualifying Disposition. Generally, if the optionee disposes of the stock before the expiration of either of the holding periods described above, and the transaction is one in which any loss, if sustained, would be recognized under the Code, then at the time of disposition the optionee will realize taxable ordinary income equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the optionee's basis in the stock, or (ii) the optionee's actual gain, if any, on the purchase and sale (i.e., the excess, if any, of the amount received upon disposition over the optionee's basis in the stock). The optionee's additional gain, if any, will be a capital gain. If the optionee has incurred a loss on the purchase and sale, then the optionee will realize no ordinary income and the loss will be a capital loss. Such capital gain or loss, as recognized under current law, will be long-term or short-term depending on whether the stock was held for more than one year from the date of exercise.

          Under proposed regulations, an exception to these general disqualifying disposition rules will apply with respect to optionees who acquire stock subject to a risk of forfeiture (including officers subject to Section 16(b) of the Exchange Act and optionees who purchase stock subject to a repurchase option.) In such event, ordinary income generally will be equal to the lesser of (i) the excess, if any, of the fair market value of the stock on the date(s) the risk of forfeiture lapses over the option exercise price, or (ii) the excess, if any, of the amount received upon disposition over the option exercise price. It may be possible, however, to make a valid election under Section 83(b) of the Code to have the fair market value on the date of exercise (determined without regard to the risk of forfeiture) be controlling. If the amount received upon disposition exceeds the stock's fair market value on the date on which ordinary income is measured, then the optionee will have capital gain to the extent of such excess. If the optionee has incurred a loss on the purchase and sale, then the optionee will realize no ordinary income and the loss will be a capital loss. Any capital gain or loss, as recognized under current law, will be long-term or short-term depending on whether the stock was held for more than one year from the date on which ordinary income is measured.

          If the optionee disposes of the stock before the expiration of either of the holding periods described above, and the transaction is one in which loss, if sustained, is not recognized under the Code (for example, the sale of stock to the optionee's spouse), the optionee will still recognize ordinary income as discussed above (but not limited by the amount received on the disposition). No loss will be recognized, and subsequent tax consequences will be determined under the section of the Code which governs such non-recognition.

          The Company will be required to report to the Internal Revenue Service any ordinary income realized by the optionee by reason of a disqualifying disposition if such information is available to the Company but, under current law, is not required to withhold taxes from the optionee's compensation with respect to such income.

          Consequences to the Company. There are no federal income tax consequences to the Company by reason of the grant or exercise of an incentive stock option. To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will be entitled (subject to the requirement of reasonableness) to a corresponding compensation expense deduction in the tax year in which the disposition occurs.

     NON-QUALIFIED STOCK OPTIONS. Options under the Non-Qualified Plan (referred to herein as "nonstatutory stock options") generally have the following federal income tax consequences:

          Grant. There are normally no tax consequences to the optionee or the Company by reason of the grant of nonstatutory stock options.

          Exercise. Upon exercise of a nonstatutory stock option normally the optionee will recognize taxable ordinary income in the amount by which the fair market value of the stock purchased on the date of exercise exceeds the exercise price. Generally, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized, or the Company may be required to ensure that the amount of tax required to be withheld is available for payment.

          Subject to the requirement of reasonableness, the Company will be entitled to a compensation expense deduction in the amount of the taxable ordinary income realized by the optionee.

          Disposition. Upon disposition of stock acquired upon exercise of a nonstatutory option, under current law, the optionee will recognize a capital gain or loss in an amount equal to the difference between the selling price and the sum of the amount paid for such shares plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year from the date the option was exercised.

          There are no tax consequences to the Company by reason of the disposition by the optionee of stock acquired upon exercise of a nonstatutory option.

          Stock of Officers and Directors Subject to Section 16(b) and Stock Subject to a Repurchase Option. Under Section 83 of the Code, shares acquired upon exercise of a nonstatutory stock option by an officer subject to Section 16(b) of the Exchange Act and shares acquired subject to a repurchase option are deemed to be subject to a substantial risk of forfeiture. Generally the optionee will not recognize any income with respect to the shares purchased until the shares are no longer subject to such substantial risk of forfeiture, at which time the optionee will recognize ordinary income equal to the excess, if any, of the then fair market value of such shares over the purchase price for such shares. If, however, such an optionee makes an effective election under Section 83(b) of the Code within thirty days after the exercise of a nonstatutory stock option, the optionee will recognize ordinary income in the taxable year of exercise equal to the excess, if any, of the fair market value of the stock purchased on the date of exercise, determined without regard to the risk of forfeiture, over the purchase price for the shares. The optionee's basis in the shares will be the amount paid for such shares plus any amount recognized as ordinary income. Any gain or loss recognized by the optionee upon disposition of the shares will be taxable under current law as a capital gain or loss, which will be long or short-term depending on whether the shares are held for more than one year from the date the risk of forfeiture lapses or the date of exercise if an effective Section 83(b) election has been made. If a Section 83(b) election is made and the optionee subsequently forfeits the benefit of owning the shares (i.e., due to the application of Section 16(b) of the Exchange Act or the exercise by the Company of its repurchase option), the optionee will recognize an economic loss equal to the amount of tax paid due to the election, if any, and that loss will not be recognizable as a loss for tax purposes.

     OTHER TAX CONSEQUENCES. The foregoing discussion is not a complete description of the federal income tax aspects of incentive and nonstatutory stock options. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Each optionee should consult a tax adviser.

     Participants who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes. Each such participant should consult with his or her own tax adviser regarding the tax consequences and compliance requirements associated with the granting of options and the purchase and sale of shares under the Plans.

INFORMATION ABOUT GENENTECH

     An important part of your participation in the Option Plan is understanding the Company, its products, operations and financial condition. Like any stockholder of the Company, you can keep yourself informed about the Company by reviewing reports which the Company prepares for stockholders and the general public.

     If you have not already received a copy of Genentech's most recent annual report as a current stockholder of the Company, the report should be delivered to you with these materials. Whether or not you have already received the annual report, you may always request a copy from the Company.

     If you are already a stockholder of the Company or an option holder, you should receive copies of the Company's proxy statement, reports to stockholders and other stockholder communications. If you do not receive this information you should notify Diane Schrick, Investor Relations, Building 5, extension 1599. You may always request additional copies of this information.

     The United States securities laws require the Company to provide information about its business and financial status in annual reports, commonly known as "10-K's" and quarterly reports, commonly known as "10-Q's." These reports are filed with the Securities and Exchange Commission. In addition, if important corporate events occur during the year, the Company may file reports commonly known as "8-K's." From time to time the Company may file other documents with the Securities and Exchange Commission.

     All of these reports constitute part of the information required by securities laws to be provided or made available to you in connection with your purchase of stock under the Option Plan, that is, these reports are incorporated by reference into these materials, which constitute the prospectus for the Option Plan.

     For a copy of these reports, which are available without charge and upon written or oral request, please contact Diane Schrick, Investor Relations, Building 5, extension 1599, who will be happy to assist you.

                              PLAN OF DISTRIBUTION

     For a discussion of the factors relating to the grant and exercise of stock options under the Plans please refer to the information contained under the heading "Description of the Plans" above. Sales of Special Common Stock under the Plans will be made directly by the Company upon exercise of options granted under the Plans without the use of any underwriters or dealers.

                    DESCRIPTION OF THE SPECIAL COMMON STOCK

     Set forth below is a description of the terms of the Special Common Stock.

     Effective upon consummation of the Merger, the Certificate of Incorporation of Genentech was amended by operation of the Merger to, among other things, authorize the issuance by Genentech of Special Common Stock.

     Under Article Third of the Certificate of Incorporation ("Article Third"), as amended in connection with the Merger ("Amended Article Third"), the rights, preferences, privileges and restrictions of the Special Common Stock and the Common Stock are identical in all respects, except as specifically set forth in Article Third. Set forth below is a description of the terms of the Special Common Stock, including (i) the differences between such terms and the terms of the Common Stock as set forth in Article Third and (ii) the differences between the Special Common Stock and the Redeemable Common Stock. THE FOLLOWING DESCRIPTION OF THE TERMS OF THE SPECIAL COMMON STOCK DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF AMENDED ARTICLE THIRD.

     As indicated above, Amended Article Third sets forth the terms of and the rights and preferences with respect to the Special Common Stock. In addition, as was the case in Article Third, it provides that Preferred Stock (as hereinafter defined) may be issued from time to time in one or more series. The Genentech Board is authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Were Roche not to own its current position in Genentech, the authorized but unissued shares of Preferred Stock could be used by the Genentech Board to make a change in control of Genentech more difficult, or to discourage an attempt to acquire control of Genentech. For example, the Genentech Board could, subject to certain limitations, authorize and issue a class of Preferred Stock which is entitled to vote as a class with respect to mergers or other extraordinary transactions. The Genentech Board has no current intention of using the authorized and unissued shares of Preferred Stock for any such purposes.

AUTHORIZED SHARES

     Article Third authorized the issuance of 100,000,000 shares of preferred stock ("Preferred Stock"), 100,000,000 shares of Redeemable Common Stock and 200,000,000 shares of Common Stock. Amended Article Third did not change the number of authorized shares of capital stock of the Company, but replaced the Redeemable Common Stock with the Special Common Stock and amended the terms thereof as described below.

VOTING RIGHTS

     As was the case in Article Third, Amended Article Third provides that the holders of Special Common Stock (or Redeemable Common Stock, in the case of Article Third) and Common Stock are, on all matters submitted to a vote of the stockholders, entitled to one vote per share, voting together as a single class unless otherwise provided for in the Certificate of Incorporation or required by applicable law.

DIVIDENDS; RECLASSIFICATIONS; MERGERS

     Holders of Special Common Stock and Common Stock are entitled to receive such dividends and other distributions in cash or property as may be declared thereon by the Genentech Board from time to time out of assets or funds of Genentech legally available therefor, and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in stock of Genentech other than Preferred Stock, including distributions pursuant to stock splits or divisions of stock of Genentech other than Preferred Stock, only shares of Common Stock shall be paid or distributed with respect to shares of Common Stock and only shares of Special Common Stock in an amount per share equal to the amount per share paid or distributed with respect to shares of Common Stock shall be paid or distributed with respect to Special Common Stock. In the case of any combination or reclassification of the Special Common Stock or the Common Stock, the Special Common Stock or the Common Stock, as the case may be, shall also be combined or reclassified so that the number of shares of Common Stock outstanding immediately following such combination or reclassification shall bear the same relationship to the number of shares of Common Stock outstanding immediately prior to such combination or reclassification as the number of shares of Special Common Stock outstanding immediately following such combination or reclassification bears to the number of shares of Special Common Stock outstanding immediately prior to such combination or reclassification. Amended Article Third did not effect any substantive amendments to this provision.

     In the event Genentech enters into any consolidation, merger, combination or other transaction in which the Common Stock is exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Special Common Stock shall at the same time be similarly exchanged or changed into an amount per share, equal to the aggregate amount of stock or securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged; provided that any such stock may be made redeemable on terms no less favorable to the holder thereof than the terms upon which the Special Common Stock is redeemable pursuant to the Call Rights; and provided, further, that any such stock shall be subject to a right on the part of the holder to put such stock on terms no less favorable to the holder thereof than the terms upon which the Special Common Stock is required to be redeemed by the Company pursuant to the provisions of Amended Article Third providing holders of Special Common Stock the right to require the purchase of all or a portion (at the election of the holder) of their shares of such stock for 30 business days beginning in July 1999 (unless such right is accelerated following the occurrence of certain Insolvency Events (as hereinafter defined) at a price of $60 per share (the "Put Rights"). Except for such requirements with respect to the Put Rights, Amended Article Third did not effect any substantive amendments to this provision.

LIQUIDATION

     As was the case in Article Third, Amended Article Third provides that upon any liquidation, dissolution or winding up of Genentech, no distribution shall be made (1) to the holders of shares of Common Stock unless, prior thereto, the holders of shares of Special Common Stock (Redeemable Common Stock in the case of Article Third) shall have received $.01 per share, plus an amount equal to declared and unpaid dividends and distributions thereon to the date of such payment; provided that the holders of shares of Special Common Stock shall be entitled to receive an aggregate amount per share equal to the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Special Common Stock, except distributions made ratably on the Special Common Stock and all such other parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

CALL RIGHTS

     Subject to the provisions of the Amended and Restated Governance Agreement between Genentech and Roche, as such agreement may be amended from time to time (the "Amended Governance Agreement"), the Special Common Stock may, and where the Amended Governance Agreement so requires, shall be redeemed, in whole but not in part, at the option of Genentech, during certain periods, at certain prices and upon certain terms and conditions (the "Call Rights"). Under the Amended Governance Agreement, Genentech has agreed that it shall, subject to the provisions of the Amended Governance Agreement, redeem the Special Common Stock at the request of Roche and not otherwise. Amended Article Third provides that the redemption price for any date of redemption (the "Redemption Date") during the periods set forth below (and prior to final court approval of the proposed settlement of certain Stockholder Litigation relating to the

Merger and related transactions (the "Stockholder Litigation")) shall be the price per share set forth opposite such period in the following table, adjusted if necessary as described below:

                    PERIOD                                                         PRICE
                    ------                                                         -----
    October 1, 1995 to December 31, 1995........................................  $ 62.50
    January 1, 1996 to March 31, 1996...........................................  $ 63.75
    April 1, 1996 to June 30, 1996..............................................  $ 65.00
    July 1, 1996 to September 30, 1996..........................................  $ 66.25
    October 1, 1996 to December 31, 1996........................................  $ 67.50
    January 1, 1997 to March 31, 1997...........................................  $ 68.75
    April 1, 1997 to June 30, 1997..............................................  $ 70.00
    July 1, 1997 to September 30, 1997..........................................  $ 71.50
    October 1, 1997 to December 31, 1997........................................  $ 73.00
    January 1, 1998 to March 31, 1998...........................................  $ 74.50
    April 1, 1998 to June 30, 1998..............................................  $ 76.00
    July 1, 1998 to September 30, 1998..........................................  $ 77.50
    October 1, 1998 to December 31, 1998........................................  $ 79.00
    January 1, 1999 to March 31, 1999...........................................  $ 80.50
    April 1, 1999 to June 30, 1999..............................................  $ 82.00

     Upon final court approval of the settlement of the Stockholder Litigation, each of the redemption prices applicable pursuant to the Call Rights set forth above will be increased by $0.50 per share of Special Common Stock, resulting in a final price of $82.50, as provided by the settlement. If such final court approval occurs after payment of the applicable redemption price pursuant to the Call Rights, such $0.50 increase will be promptly thereafter paid by Genentech to such person to whom payment of the applicable redemption price was previously made. "Final court approval" of the settlement of the Stockholder Litigation is defined in the settlement papers to mean that the Delaware Court of Chancery has entered an order approving the settlement on the terms contemplated by the parties, and that such order is finally affirmed on appeal or is no longer subject to appeal. The applicable appeal period under Delaware law is 30 days from the entry of a final order approving the settlement.

     Notice of any proposed redemption of the Special Common Stock will be given by mailing a copy of such notice (the "Call Notification") to the holders of record of the shares of Special Common Stock, not more than 30 or less than 10 days prior to the date fixed for redemption.

     The redemption prices for the Redeemable Common Stock from September 1990 through June 30, 1995 were as follows:

                    PERIOD                                                         PRICE
                    ------                                                         -----
    Prior to December 31, 1990..................................................  $ 38.00
    January 1 to March 31, 1991.................................................  $ 39.00
    April 1, 1991 to June 30, 1991..............................................  $ 40.00
    July 1, 1991 to September 30, 1991..........................................  $ 41.25
    October 1, 1991 to December 31, 1991........................................  $ 42.50
    January 1, 1992 to March 31, 1992...........................................  $ 43.75
    April 1, 1992 to June 30, 1992..............................................  $ 45.00
    July 1, 1992 to September 30, 1992..........................................  $ 46.25
    October 1, 1992 to December 31, 1992........................................  $ 47.50
    January 1, 1993 to March 31, 1993...........................................  $ 48.75
    April 1, 1993 to June 30, 1993..............................................  $ 50.00
    July 1, 1993 to September 30, 1993..........................................  $ 51.25
    October 1, 1993 to December 31, 1993........................................  $ 52.50
    January 1, 1994 to March 31, 1994...........................................  $ 53.75
    April 1, 1994 to June 30, 1994..............................................  $ 55.00
    July 1, 1994 to September 30, 1994..........................................  $ 56.25
    October 1, 1994 to December 31, 1994........................................  $ 57.50
    January 1, 1995 to March 31, 1995...........................................  $ 58.75
    April 1, 1995 to June 30, 1995..............................................  $ 60.00

PUT RIGHTS

     Amended Article Third provides that, unless the Call Rights have been previously exercised, during the Put Period (as hereinafter defined), each holder of the Special Common Stock will have (by delivery of the Put Notice (as hereinafter defined)) the option pursuant to the Put Rights to require the purchase of all or part of the Special Common Stock held by such holder at a price of $60 per share, subject to adjustment (the "Put Price"). Holders of the Redeemable Common Stock did not (and the holders of Common Stock do not) have any rights comparable to the Put Rights.

     At least 10 and not more than 30 days prior to the beginning of the Put Period or, in the event of an acceleration of the Put Rights described below, as soon as practicable following the date of the occurrence of the Insolvency Event giving rise to such acceleration (but in no event later than the tenth day following such date), the Company will mail the Put Notification (as hereinafter defined) to each holder of Special Common Stock. To facilitate the giving of the Put Notification to the holders of Special Common Stock, the Genentech Board may fix a record date for determination of holders of Special Common Stock entitled to be given the Put Notification, which record date may not be more than five days prior to the date the Put Notification is given pursuant to Amended Article Third.

ADJUSTMENTS

     The redemption prices pursuant to the Call Rights and the Put Rights are subject to appropriate adjustment in the case of any dividend payable in shares of Special Common Stock, or any subdivision or combination of the Special Common Stock and, subject to certain exceptions, in the event of certain other extraordinary dividends payable in respect of the Special Common Stock.

CONDITION TO THE COMPANY'S OBLIGATIONS

     Notwithstanding any other provision of Amended Article Third, the Company's obligation to pay the Put Price in respect of shares of Special Common Stock with respect to which Put Rights have been properly exercised (and to deposit with the Depositary the requisite funds) is conditioned upon Genentech's having received from Roche, or any affiliate of Roche, (i) funds in an amount equal to the product of the number of shares of Special Common Stock with respect to which Put Rights have been properly exercised multiplied by the Put Price plus
(ii) such additional funds, if any, sufficient to permit the Company to redeem the shares of Special Common Stock with respect to which Put Rights have been properly exercised without violating Section 160 of the General Corporation Law of the State of Delaware, any bankruptcy or insolvency law or other law or regulation for the protection of creditors.

ENFORCEMENT OF ROCHE OBLIGATIONS

     Amended Article Third provides that Genentech will take (and will have no corporate power or capacity not to take) such action as may be necessary to enforce the obligations of Roche and its affiliates to pay the Put Price (and any other amounts payable pursuant to the provisions of the Amended Governance Agreement), including, without limitation, all actions required to cause Roche and its affiliates to perform their respective obligations described under The Amended Governance Agreement and under the Guaranty of Roche Holding Ltd. relating to Roche's obligations in connection with the foregoing.

PAYMENT

     Call Rights. Under Amended Article Third, on or prior to the date any Call Notification (as hereinafter defined) is first sent or given, the Company will deposit the aggregate redemption price (together with accrued and unpaid dividends to such date) of the shares to be redeemed with the Depositary, in trust for payment to the holders of the Special Common Stock, and deliver irrevocable written instructions authorizing the Depositary to apply such deposit solely to the redemption of the shares to be redeemed. The amount of funds required to be deposited in connection with the Call Rights pursuant to the foregoing sentence will be reduced by the aggregate redemption price of any shares of Special Common Stock deposited by Roche in lieu of such funds. In the case of the exercise of the Call Rights, each holder of shares of Special Common Stock will be

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paid the redemption price for such shares within three business days following the surrender of the certificate or certificates representing such shares to a depositary agent (the "Depositary"), together with a properly executed letter of transmittal covering such shares. The Company's written instructions to the Depositary may provide that any of such deposit remaining unclaimed at the expiration of two years after the date fixed for redemption pursuant to the Call Rights by the holder of any of such shares be returned to the Company and revert to the general funds of the Company, after which return such holder will have no claim against the Depositary but will have a claim as an unsecured creditor against the Company for the redemption price together with accrued and unpaid dividends to such redemption date, without interest. The Call Notification having been duly given, or the Depositary having been irrevocably authorized by the Company to give said notice, and the redemption price (together with accrued and unpaid dividends to such redemption date) of the shares to be redeemed having been deposited then all shares of Special Common Stock with respect to which such deposit will have been made pursuant to exercise of the Call Rights will forthwith, whether or not the date fixed for such redemption shall have occurred or the certificates for such shares shall have been surrendered for cancellation, be deemed no longer to be outstanding for any purpose, and all rights with respect to such shares will thereupon cease and terminate, except the right of the holders of such shares to receive, out of such deposit in trust, on the redemption date the redemption price (together with accrued and unpaid dividends to such redemption date) to which they are entitled, without interest.

     Put Rights. Under the terms of Amended Article Third, promptly following the end of the Put Period, the Company (or under certain circumstances, Roche) will deposit or cause to be deposited with the Depositary funds in an amount sufficient to pay the Put Price for all shares of Special Common Stock with respect to which the Put Rights have been properly exercised. Each holder of shares of Special Common Stock who has properly exercised the Put Rights, and who has surrendered the shares of Special Common Stock with respect to which the Put Rights have been exercised, will be paid promptly following the end of the Put Period. In the event of the exercise of the Put Rights for less than all of the shares of Special Common Stock represented by a certificate, a new certificate representing the shares of Common Stock into which the shares of Special Common Stock not redeemed pursuant to the exercise of the Put Rights have been converted will be issued to the holder of such shares.

DEFAULT AND ACCELERATION OF PUT RIGHTS

     Unless the Call Rights have been previously exercised, if, prior to the last day of the Put Period, (i) the Company files a voluntary petition in bankruptcy or seeks reorganization in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (the "Bankruptcy Code"), or under any state or federal law granting relief to debtors, or (ii) any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against the Company and the same is not dismissed within 30 days, or the Company files an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition, or (iii) the Company is adjudicated a bankrupt, or an order for relief is entered by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors, then, and upon the occurrence of such event (an "Insolvency Event"), without notice of any kind whatsoever, the right of the holders of the Special Common Stock to exercise the Put Rights will accelerate, and the Put will be exercisable immediately upon the occurrence of such event and until the end of the Put Period.

CONVERSION

     Each share of Special Common Stock outstanding following the close of business on the last day of the Put Period (the "Conversion Date") will, unless previously called for redemption on or prior to such date, automatically be converted into one share of Common Stock.

     Notice of the Conversion Date will be given by mail to the holders of record of the shares of Special Common Stock, not more than 30 nor less than 10 days prior to the Conversion Date. Upon request of any holder, Genentech will issue and deliver to the holder, as promptly as practicable after the Conversion Date, a

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

replacement certificate for the number of Shares issuable upon conversion of such Special Common Stock. No shares of Special Common Stock will be issued after the Conversion Date.

     Genentech will provide, free from preemptive rights, out of its authorized but unissued shares of Common Stock, or out of shares of Common Stock held in its treasury, sufficient shares of Common Stock to provide for the conversion of the Special Common Stock outstanding on the Conversion Date. Amended Article Third will provide that all shares of Common Stock which may be issued upon conversion of Special Common Stock will upon issue be fully paid and nonassessable by Genentech and free from all taxes, liens and charges with respect to the issue thereof. Amended Article Third will further provide that, if on the Conversion Date the Special Common Stock shall be listed on the NYSE or on any other national securities exchange or the NASDAQ National Market, Genentech will, if permitted by the rules thereof, seek to list on each such exchange or the NASDAQ National Market, as the case may be, all shares of Common Stock issuable upon conversion of the Special Common Stock.

LEGEND

     Each certificate representing shares of Special Common Stock bears the following legend:

          "The shares of Callable Putable Common Stock represented hereby are subject to (i) redemption at the option of the corporation during the periods, at the prices and on the terms and conditions specified in the corporation's certificate of incorporation, (ii) an option on the part of the holder, under certain circumstances, to require the corporation to redeem such shares of Callable Putable Common Stock, at the price and on the terms and conditions specified in the corporation's certificate of incorporation and (iii) conversion into Common Stock, par value $.02, of the corporation on the date specified, and upon the terms and conditions set forth in, such certificate of incorporation. After redemption the shares represented by this certificate shall cease to be outstanding for all purposes and the holder hereof shall be entitled to receive only the redemption price of such shares, without interest. After conversion this certificate shall represent the shares of Common Stock into which the shares of Callable Putable Common Stock represented hereby shall have been converted, and this certificate may be exchanged for a new certificate representing such shares of Common Stock."

CLASS VOTE

     In addition to any other affirmative vote required by law or the Genentech Certificate of Incorporation, any amendment of the provisions of Amended Article Third requires the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote and of the holders of a majority of the shares of Special Common Stock entitled to vote, each voting separately as a class.

PUT AND CALL NOT BUSINESS COMBINATIONS

     Amended Article Third provides that the transactions to be consummated pursuant to the Call Rights or the Put Rights will not be deemed to be "Business Combinations" for purposes of Article Eleventh of the Genentech Certificate of Incorporation.

CERTAIN DEFINITIONS

     For purposes of the foregoing discussion of Amended Article Third, the following terms will have the following meanings:

          "Business Day" means any day which is not a Saturday, Sunday or a federal holiday.

          "Depositary" means the bank or trust company in the Borough of Manhattan, the City and State of New York, having combined capital, surplus and undivided profits of at least $500 million which is appointed by the Company to serve as agent for the purpose of receiving certificates representing shares of the Special Common Stock upon exercise of the Put Rights or Call Rights, as the case may be, and distributing the Redemption Price or the Put Price therefor, as the case may be.

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

          "Put Notice" means a written notice electing to have shares of Special Common Stock redeemed by the Company pursuant to the exercise of the Put Rights.

          "Put Notification" means a written notice from the Company to the holders of the Special Common Stock and the holders of options to purchase shares of the Special Common Stock informing each such holder of (A) the rights of such holder to cause the Company to redeem shares of Special Common Stock during the Put Period, (B) the date of the commencement and termination of the Put Period, (C) the Put Price, (D) the identity and address of the Depositary and (E) instructions as to how to exercise the Put Rights. The Put Notification will, in all respects, comply with the requirements of the Exchange Act.

          "Put Period" means, subject to acceleration upon the occurrence of certain Insolvency Events, the period commencing on July 1, 1999 and ending on the close of business on the thirtieth Business Day thereafter or such later date as may be required under the Exchange Act; provided that, in the event of acceleration of the Put Period following the occurrence of an Insolvency Event, the Put Period will be the period commencing as soon as practicable following the date of the occurrence of the Insolvency Event giving rise to such acceleration (but in no event later than ten days following such date) and ending on the close of business on the 60th Business Day thereafter or such later date as may be required under the Exchange Act.

                                 LEGAL MATTERS

     The validity of the Special Common Stock offered hereby will be passed upon by Stephen G. Juelsgaard, Vice President and General Counsel of the Company.

                                    EXPERTS

     The consolidated financial statements of Genentech, Inc., incorporated by reference in the Company's Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

                                MATERIAL CHANGES

     As of the date of this Prospectus, and other than the Merger and the transactions related thereto, no material changes in the Company's affairs, which have not been described in a report on Form 10-Q, 10-K or 8-K filed under the Exchange Act, have occurred since the end of the latest fiscal year for which certified financial statements were included in the latest annual report to stockholders.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but

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

in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     Article SEVENTH of Genentech's Certificate of Incorporation ("Article SEVENTH") provides that a director of Genentech is not personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     Article SEVENTH also provides that directors, officers and other individuals will be indemnified by Genentech to the full extent permitted by law and shall not be exclusive of any other right which any person may otherwise have or acquire. It provides that each person who was or is made a party to or is involved in, any action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of Genentech (or is or was serving at the request of Genentech as a director, officer, employee or agent for another entity) while serving in such capacity shall be indemnified and held harmless by Genentech, to the full extent authorized by the DGCL, as in effect (or, to the extent indemnification is broadened, as it may be amended), against all expense, liability or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. It allows such indemnified persons to bring suit against Genentech to recover unpaid amounts claimed thereunder, and if such suit is successful, the expense of bringing such suit shall be reimbursed by Genentech. It further provides that while it is a defense to such a suit that the person claiming indemnification has not met the applicable standards of conduct making indemnification permissible under Delaware law, the burden of proving the defense shall be on Genentech and neither the failure of the Board to have made a determination that indemnification is proper, nor an actual determination by Genentech that the claimant has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     Genentech's Certificate of Incorporation and By-laws provide that Genentech may maintain insurance, at its expense, to protect itself and any of its officers, employees or agents against any expense, liability or loss, whether or not Genentech would have the power to indemnify such person against such expense, liability or loss under Delaware law. Genentech maintains such insurance for such purposes.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

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